EXHIBIT 99.1

Animal Health International, Inc. Announces Its Second Quarter of Fiscal Year 2009 Earnings

WESTLAKE, Texas, Feb. 5, 2009 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII) announced today that net sales declined 9.2%, or $18.7 million, to $184.5 million for the three months ended December 31, 2008, compared to $203.2 million for the same quarter last year. Net income was $2.3 million or $0.09 per fully diluted share. Last year, net income for the second quarter was $5.5 million or $0.23 per fully diluted share.

 * The decrease in net sales was primarily attributable to lower spending by production animal customers whose profits have been constrained by fluctuating commodity prices and the general economic slowdown.
 * Gross margin declined $7.6 million with $7.0 million due to lower rebates from vendors. Transactional margins increased $2.6 million.
   Margins declined $3.3 million due to lower sales volume. Margins in the second quarter were 17.5% of net sales compared to 19.6% last year.
 * SG&A expenses declined $1.9 million from last year as a result of lower variable selling expense as well as lower bonus and severance expense.
 * Earnings before interest, tax, depreciation and amortization
   (EBITDA) for the quarter was $8.1 million, a decrease of $5.8 million when compared to the same period last year.

Year to date net sales declined 3.8%, or $14.1 million, to $353.5 million. Net income was $2.6 million or $0.10 per fully diluted share. Last year the net income for the year to date was $6.6 million or $0.27 per fully diluted share.

 * Gross margin declined $6.0 million with $6.3 million due to lower rebates from vendors. Transactional margins increased $2.4 million.
   The decline in organic sales volume resulted in a $4.5 million decline in gross margin, but was offset $2.7 million by margin generated in the first quarter by Kane Vet Supplies. Last year reflected only second quarter operations for Kane, as it was acquired in October 2007. Margins in the six months were 17.7% of net sales compared to 18.6% last year.
 * SG&A expenses increased $0.8 million from last year. Kane, acquired in October 2007, contributed $2.1 million to the increase in SG&A this year. Professional fees, severance and bonuses were down
   $1.3 million for the year to date.
 * Earnings before interest, tax, depreciation and amortization
   (EBITDA) for the first half was $13.0 million, a decrease of
   $6.9 million when compared to the same period last year.

"Results are inline with our revised earnings forecast. During the quarter we improved our transactional margins, reduced our operating expenses positioned our company to return to growth as protein markets improve," commented Jim Robison, President and Chief Executive Officer.

Fiscal Year 2009 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

The Company confirms its guidance for fiscal year 2009. Net sales for fiscal year 2009 are expected to be in the range of $650 to $680 million. EBITDA is estimated to be in the range of $29.0 to $33.0 million, and its net income for its fiscal year to be in the range of $7.3 to $9.3 million. This excludes any projections of future acquisitions.

At December 31, 2008 the Company's availability under its Revolver totaled $31.4 million, and the Company believes that it has sufficient liquidity in its line of credit to conduct its operations in the normal course for the next twelve months. The Company is in compliance with all of its financial covenants and expects to remain so for the next twelve months.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Standard Time to discuss these results and its business outlook. You can access the conference call by dialing 877-407-0778. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income before interest expense, income tax expense, depreciation and amortization and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense) and the impact of purchase accounting. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

 * EBITDA does not reflect our cash expenditures, or future
   requirements for capital expenditures or contractual commitments;
 * EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
 * EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
 * Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
 * Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 65,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International's expectations include, but are not limited to, the outbreak of an infectious disease within an animal population, Animal Health International's inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or Animal Health International's inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, changes in customer preferences, consolidation in the animal heath products industry, and other risks detailed in Animal Health International's filings with the Securities and Exchange Commission, including Animal Health International's Annual Report on Form 10-K, which was filed on September 9, 2008, as amended on December 16, 2008. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

                  ANIMAL HEALTH INTERNATIONAL, INC.
           Condensed Consolidated Statements of Operations
                (In thousands, except per share data)
                             (Unaudited)

                                Three months ended   Six months ended
                                   December 31,        December 31,
                                ------------------  ------------------
                                  2007      2008      2007      2008
                                --------  --------  --------  --------
 Net sales                      $203,230  $184,477  $367,595  $353,500
 Direct cost of products sold    163,326   152,209   299,060   290,932
                                --------  --------  --------  --------
 Gross Profit                     39,904    32,268    68,535    62,568
 Selling, general, and
  administrative expenses
  (including salary, wages,
  commission, and related
  benefits)                       26,262    24,397    49,179    50,015
 Depreciation and amortization     1,712     2,054     3,357     4,130
                                --------  --------  --------  --------
  Operating income                11,930     5,817    15,999     8,423
 Other income (expense):
  Other income                       266       189       553       418
  Interest expense                (2,719)   (2,289)   (5,366)   (4,623)
                                --------  --------  --------  --------
   Income before income taxes      9,477     3,717    11,186     4,218
 Income tax expense               (3,930)   (1,448)   (4,618)   (1,665)
                                --------  --------  --------  --------
   Net income                   $  5,547  $  2,269  $  6,568  $  2,553
 ---------------------------------------------------------------------
 Earnings per share:
  Basic                         $   0.23  $   0.09  $   0.27  $   0.10
  Diluted                       $   0.23  $   0.09  $   0.27  $   0.10
 Weighted average shares
  outstanding:
  Basic                           24,330    24,330    24,330    24,330
  Diluted                         24,372    24,330    24,351    24,330
 ---------------------------------------------------------------------

                  ANIMAL HEALTH INTERNATIONAL, INC.
                Condensed Consolidated Balance Sheets
                           (In thousands)
                             (Unaudited)

                                              June 30,    December 31,
                                                2008          2008
                                            ------------  ------------
                  Assets
 Current assets:
  Cash and cash equivalents                 $      2,452  $      7,481
  Accounts receivable, net                        84,549        90,355
  Merchandise inventories, net                    98,847        99,265
  Other current assets                             6,114         4,180
                                            ------------  ------------
   Total current assets                          191,962       201,281
 Noncurrent assets:
  Property, plant, and equipment, net             17,096        16,861
  Goodwill and other intangible assets           151,876       152,368
  Other noncurrent assets                          4,365         3,637
                                            ------------  ------------
   Total assets                             $    365,299  $    374,147
                                            ============  ============
    Liabilities and Stockholders' Equity
 Current liabilities:
  Accounts payable                          $     86,213  $     92,928
  Accrued liabilities                             13,879        12,686
  Current portion of long-term debt                1,259         1,120
                                            ------------  ------------
   Total current liabilities                     101,351       106,734
 Noncurrent liabilities:
  Long-term debt, net of current portion         137,162       139,740
  Other noncurrent liabilities                    30,562        30,859
                                            ------------  ------------
   Total liabilities                             269,075       277,333
                                            ------------  ------------

 Stockholders' equity                             96,224        96,814
                                            ------------  ------------
   Total liabilities and stockholders'
    equity                                  $    365,299  $    374,147
                                            ============  ============

                  ANIMAL HEALTH INTERNATIONAL, INC.
                        EBITDA Reconciliation
                           (In thousands)
                             (Unaudited)

                                Three months ended   Six months ended
                                   December 31,        December 31,
                                ------------------  ------------------
                                  2007      2008      2007      2008
                                --------  --------  --------  --------
 Net Income                     $  5,547  $  2,269  $  6,568  $  2,553
  Interest expense                 2,719     2,289     5,366     4,623
  Income tax expense               3,930     1,448     4,618     1,665
  Depreciation and amortization    1,712     2,054     3,357     4,130
  Acquisition costs                   --         3        --         3
                                --------  --------  --------  --------
 EBITDA                         $ 13,908  $  8,063  $ 19,909  $ 12,974
                                ========  ========  ========  ========

CONTACT:  Animal Health International, Inc.
          Damian Olthoff
          817-859-3000